Exhibit 99.2

TLK PARTNERS, LLC

CONTENTS

Balance Sheets

Statements of Income and Members’ Equity (Deficit)

Statements of Cash Flows

Notes to Financial Statements

TLK PARTNERS, LLC

BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)	(Derived from
		audited financial
		statements)
Assets
Current assets:
Cash	$1,309,615	$365,996
Accounts receivable - natural gas sales	1,057,639	1,240,409
Prepaid expenses	6,400	13,320

Total current assets	2,373,654	1,619,725

Debt issue costs, net of accumulated amortization of $25,000	100,000	—

Natural gas properties and equipment, at cost, based on successful efforts accounting	28,982,136	26,839,675

Accumulated depreciation, depletion and amortization	(4,378,562)	(3,196,193)

Natural gas properties and equipment, net	24,603,574	23,643,482

Total assets	$27,077,228	$25,263,207

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable:
Affiliate	$—	$198,500
Trade	488,509	975,518
Accrued interest	—	182,119
Deposit	400,000	—
Notes payable to bank	24,767,882	23,500,000

Total current liabilities	25,656,391	24,856,137

Deposit	—	400,000

Asset retirement obligations	481,554	481,554

Members’ equity (deficit)	939,283	(474,484)

Total liabilities and members’ equity (deficit)	$27,077,228	$25,263,207

See notes to financial statements.

TLK PARTNERS, LLC

STATEMENTS OF INCOME AND MEMBERS’ EQUITY (DEFICIT)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Natural gas sales	$1,962,148	$1,314,660	$4,327,867	$2,648,418

Operating costs and expenses:
Lease operating costs	442,322	110,828	868,701	285,709
Depreciation, depletion, and amortization	586,094	433,206	1,182,369	854,481
General and administrative expenses:
Guaranteed payments to members	—	50,000	235,000	281,000
Management fees to affiliate	—	150,000	—	300,000
Other	76,599	18,397	97,544	39,771

Total operating costs and expenses	1,105,015	762,431	2,383,614	1,760,961

Income from operations	857,133	552,229	1,944,253	887,457

Other income (expense):
Net gains (losses) on natural gas trading with an affiliate	(112,000)	—	139,072	241,450
Gain on sale of natural gas properties and equipment	—	—	—	190,052
Amortization of debt issue costs	(25,000)	(17,916)	(25,000)	(35,833)
Interest expense	(316,871)	(352,048)	(618,983)	(716,432)

Total other income (expense)	(453,871)	(369,964)	(504,911)	(320,763)

Net income	403,262	182,265	1,439,342	566,694

Members’ equity (deficit), beginning of period	561,596	(722,925)	(474,484)	(947,854)

Distributions to members	(25,575)	(113,316)	(25,575)	(272,816)

Members’ equity (deficit), end of period	$939,283	$(653,976)	$939,283	$(653,976)

See notes to financial statements.

TLK PARTNERS, LLC

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended
	June 30,
	2014	2013

Cash Flows from Operating Activities
Net income	$1,439,342	$566,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,182,369	854,481
Amortization of debt issue costs	25,000	35,833
Gain on sale of natural gas properties and equipment	—	(190,052)
Changes in operating assets and liabilities:
Accounts receivable natural gas sales	182,770	129,992
Prepaid expenses	6,920	(6,660)
Accounts payable	(685,509)	(215,439)
Accrued interest	(182,119)	(20,000)

Net cash provided by operating activities	1,968,773	1,154,849

Cash Flows from Investing Activities
Purchases of properties and equipment	(2,142,461)	(1,335,474)
Proceeds from sale of natural gas properties and equipment	—	400,000

Net cash used in investing activities	(2,142,461)	(935,474)

Cash Flows from Financing Activities
Debt issue costs paid	(125,000)	—
Borrowings	1,500,000	900,000
Principal payments on notes payable	(232,118)	(1,641,202)
Increase in deposit	—	400,000
Distributions to members	(25,575)	(272,816)

Net cash provided by (used in) financing activities	1,117,307	(614,018)

Net increase (decrease) in cash	943,619	(394,643)
Cash, beginning of period	365,996	419,312

Cash, end of period	$1,309,615	$24,669

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$801,102	$736,432

See notes to financial statements.

TLK PARTNERS, LLC

NOTES TO FINANCIAL STATEMENTS

June 30, 2014

(Unaudited)

Note 1 — Basis of Presentation

The accompanying unaudited financial information of TLK Partners, LLC (the Company) has been prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification 270 Interim Reporting.  Management of the Company believes that all adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for the periods have been included.  All such adjustments are of a normal recurring nature.  The results are not necessarily indicative of those to be expected for the full year.  Certain amounts and disclosures have been condensed or omitted from these financial statements.  Therefore, these financial statements should be read in conjunction with the Company’s December 31, 2013, audited financial statements and related notes thereto.

Note 2 — Income Tax Status

As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership.  Therefore, no provision or liability for income taxes has been included in the accompanying financial statements.  The Company is subject to income tax examinations by the federal or state tax authorities for years 2010 (inception) through 2013.

Note 3 — Credit Facilities

	June 30, 2014	December 31, 2013

6.25% term loan to bank	$—	$21,500,000
6.25% revolving line of credit to bank	—	2,000,000
Line of credit to bank (A)	24,767,882	—

	24,767,882	23,500,000
Less current portion	24,767,882	23,500,000

Noncurrent portion	$—	$—

(A)       On May 15, 2014, the Company obtained a credit agreement with a bank (the Credit Agreement) which provided for a $25 million line of credit.  Borrowings under the Credit Agreement were used to pay existing bank debt and to finance the drilling and completion of the Company’s natural gas properties and are collateralized by mortgages on all of the Company’s natural gas properties and by guarantees from all members of the Company.  Monthly payments, including interest at prime plus 1% with a floor of 5.75%, of $300,000 are due from June 1, 2014 through November 1, 2014, $400,000 is due on December 1, 2014, and the balance is due on

December 31, 2014.  Mandatory prepayments are required in amounts equal to excess cash flow (as defined).  The Company is required to comply with negative covenants which limit, among other things, sales of assets, additional borrowings, members’ distributions, and transactions with affiliates (see Note 6).

Note 4 — Related Party Transactions

Guaranteed payments to members constitute their salaries for services provided to the Company.

The Company does not have any employees.  The employees supporting the administration and management of the Company are employees of an affiliate.  The affiliate provided these services at no charge to the Company in the three months and six months ended June 30, 2014.

The Company has net gains (losses) on natural gas trading activities with an affiliate.

Note 5 — Concentrations of Credit Risk

At June 30, 2014, the Company had cash in a financial institution which exceeded federally insured limits.  The members believe that credit risk related to this balance is minimal.  Substantially all of the Company’s natural gas sales are to one purchaser.  This purchaser comprised substantially all of accounts receivable natural gas sales at June 30, 2014.

Note 6 — Subsequent Events

On July 6, 2014, the Company entered into a Purchase and Sale Agreement to sell all of its natural gas properties and equipment for $29,633,334 in cash subject to post-closing adjustments.  The sale closed on August 11, 2014.  Pursuant to the Company’s Credit Agreement, sales proceeds were used to pay off the Company’s outstanding bank debt on August 11, 2014.